UNANIMOUS WRITTEN CONSENT OF THE BOARD OF DIRECTORS
OF
OMEGA COMMERCIAL FINANCE CORPORATION

The undersigned, being all of the Board of Directors (the "Board") of Omega Commercial Finance Corporation, a Wyoming corporation (the "Company"), hereby approve and adopt the following resolutions by written consent pursuant to the Wyoming Business Corporation Act.

WHEREAS, the Board, by resolution dated October 4, 2012, authorized, created and designated Five Million (5,000,000) shares of Series A Redeemable Cumulative Preferred Stock (the "Series A Preferred") ;

WHEREAS, the Company has not issued any shares of the Series A Preferred;

WHEREAS, the Company desires to amend and restate the designations, terms, powers, preferences and rights of the Series A Preferred as set forth in the attached Exhibit "A" - *Amended and Restated Certificate of Designation of Series A Redeemable Cumulative Preferred Stock* (the "Amendment")

WHEREAS, the Company intends to engage in a private offering, in part, of the Series A Preferred pursuant to the terms set forth in its Private Placement Memorandum dated March 27, 2013 (the "PPM")

RESOLVED, that the Board hereby approves the Amendment and the PPM and the actions set forth therein;

RESOLVED, that all of the resolutions and actions of the Board or its duly appointed officers, heretofore adopted and taken, and all of the acts of the Company's agents in carrying out and promoting the purposes, goals and interests of this Company through the date hereof, not specifically addressed by these or prior resolutions adopted by the Board are hereby approved, ratified, and made the acts and deeds of the Company.

RESOLVED, that the execution of the documents by the authorized officers or agents of the Company related to these resolutions is and shall be enforceable and a binding act and obligation of the Company without the necessity of the signature or attestation of any director or the Board, or affixing of the corporate seal.

RESOLVED, that the CEO and President and/or the Secretary of the Company are hereby authorized and directed to execute and deliver any instrument or instruments and to do all things that may effectuate the transactions hereby authorized, and such officers are hereby authorized to carry out these resolutions in such manner as he/she may deem to be in the best interests of the Company.

RESOLVED, that the Secretary of the Company is authorized and directed to certify these resolutions as required.

RESOLVED, that the Board hereby ratifies and confirms any and all acts taken in connection with the foregoing resolution by the duly elected executive officers of the Company in good faith in their capacities as such officers as the valid and binding acts of the Company duly approved by the Board.

This Unanimous Written Consent action of the Board of Directors of Omega Commercial Finance Corporation is hereby executed and effective as of March 27, 2013, 2013.

Board of Directors:

By: ____________________
Jon S. Cummings, IV, Director
Date: March 27, 2013, 2013.

By: ____________________
Clarence Williams, Director
Date: March 27, 2013, 2013.

Exhibit "A"

AMENDED AND RESTATED CERTIFICATE OF DESIGNATION OF SERIES A REDEEMABLE CUMULATIVE PREFERRED STOCK OF OMEGA COMMERCIAL FINANCE CORPORATION

Pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of Omega Commercial Finance Corporation, a Wyoming Corporation (the "Company"), and by the Wyoming Business Corporation Act, the Board of Directors on March 28, 2013 adopted the following resolution amending the terms, conditions and designations of the Five Million (5,000,000) shares of the Series A Redeemable Cumulative Preferred Stock previously created by board resolution dated October 4, 2012. As of the date hereof, the Company has not issued any shares of the Series A Redeemable Cumulative Preferred Stock and therefore none are outstanding. As amended and restated herein, such Preferred Stock shall contain the following terms, powers, preferences and rights:

1. **Number of Shares; Designation.** A total of 5,000,000 shares of preferred stock, par value $200.00 per share, of the Company are hereby designated as Series A Redeemable Cumulative Preferred Stock (the "Series"). Shares of the Series ("Preferred Shares") will be issued at the par value of $200 per share ("Par Value").

2. **Rank.** Except as otherwise set forth herein, the Preferred Shares shall have the same rights and privileges as the common stock of the Company (the "Common Stock").

3. **Dividends.** Annual dividends at a rate of Four and One-Half percent (4.50%) of Par Value shall accrue on the Preferred Shares (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) in preference and priority to any declaration or payment of any distribution on Common Stock in such calendar year. The accruing dividends shall accrue from day to day pro rata from the original issue date, whether or not earned or delivered, and shall be cumulative.

4. **Redemption.** At any time after the first (1st) anniversary of the original issue date of the Preferred Shares, the Company shall have the right, but not the obligation, to redeem, out of funds legally available therefor, all (but not less than all) of the outstanding Preferred Shares. The Company shall redeem the Preferred Shares by paying in cash an amount per share equal to the Par Value for such Preferred Shares, plus an amount equal to all accrued but unpaid dividends thereon, whether or not earned. On the third (3rd) anniversary of the original issue date, the Company shall have the obligation to redeem, out of funds legally available therefor, all outstanding Preferred Shares at a price per share equal to the Par Value for such Shares, plus an amount equal to all accrued but unpaid dividends thereon, whether or not earned.

5. **Voting Rights.** Each Preferred Share shall have one vote and the right to vote on all matters submitted to the common shareholders for a vote at any time at special or annual meetings of the Company.

IN WITNESS WHEREOF, the Company has caused this Certificate to be duly executed on its behalf by its undersigned Chairman and Chief Executive Officer as of the date below

Date: March 28, 2013.

Omega Commercial Finance Corporation:

By:/s/ Jon S. Cummings, IV
Jon S. Cummings, IV
Title: President, CEO and Director